Exhibit 10.2

AMENDMENT to FIRMINVEST AG COMMITMENT LETTER

This Amendment (the “Amendment”), effective as of June 30, 2007 (the “Effective Date”), is attached to and made part of the commitment letter dated May 20, 2007 and accepted on May 21, 2007 (the “Commitment Letter”) between FirmInvest AG (“FirmInvest”) and CardioVascular BioTherapeutics, Inc., a Nevada corporation (“Cardio”) regarding a foreign private placement being conducted under Regulation S of the Securities Act of 1993 to sell 15,000,000 shares of common stock of CardioVascular BioTherapeutics, Inc. at US$1.00 per shares (the “Reg S Offering”).

WHEREAS, Cardio and FirmInvest desire to amend certain terms of the Commitment Letter and enter into this Amendment to reflect the new term agreed upon between the parties.

NOW THEREFORE, in consideration of the mutual covenants contained in this Amendment, for valuable consideration the sufficiency of which is acknowledged, it is hereby agreed and stipulated as follows:

1. The date in the second paragraph of the Commitment Letter shall be revised from June 29, 2007 to September 28, 2007, such that the due date for the balance of the Reg S Offering shall be extended to September 28, 2007.

All other terms in the Commitment Letter shall remain in full force and effect.

IN WITNESS WHEREOF, the parties signing hereto execute this Amendment as of the Effective Date.

FirmInvest AG	CardioVascular BioTherapeutics, Inc. A Nevada Corporation

By: /s/ Frederic Chanson	By: /s/ Mickael A. Flaa

Print Name: F. Chanson	Print Name: Mickael A. Flaa

Title: CEO	Title: Chief Financial Officer

Date: August 17, 2007	Date: August 16, 2007

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